Exhibit 10.10

INCREMENTAL CREDIT AGREEMENT

INCREMENTAL CREDIT AGREEMENT dated as of November 21, 2006, among the financial institutions executing this Agreement as INCREMENTAL LENDERS (collectively, the “Incremental Lenders”), HEARST-ARGYLE TELEVISION, INC., a Delaware corporation (the “Borrower”), and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”) for the Lenders (as defined in the Credit Agreement referred to below).

A.    Reference is made to the Five-Year Credit Agreement dated as of April 15, 2005 (as amended from time to time, the “Credit Agreement”), among the Borrower, the Lenders and JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent.  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

B.     Pursuant to Section 2.04 of the Credit Agreement, the Borrower has requested the Incremental Lenders to extend, and the Incremental Lenders have agreed to extend, effective November 28, 2006, Incremental Revolving Commitments in accordance with the provisions of the Credit Agreement, and each Incremental Lender that is not already a Lender under the Credit Agreement on the date hereof (each such Lender being called a “New Incremental Lender”) has agreed to become a party to the Credit Agreement and to assume the rights and obligations of a Lender thereunder.  Proceeds of Loans pursuant to the Incremental Revolving Commitments will be used for the purposes specified in the first sentence of Section 5.08 of the Credit Agreement.

Accordingly, the Incremental Lenders, the Borrower and the Administrative Agent agree as follows:

SECTION 1.   Incremental Revolving Commitments.   (a) Each Incremental Lender that is already a Lender under the Credit Agreement hereby agrees, effective as of the Effective Date, to extend an Incremental Revolving Commitment in the amount set forth opposite its name on Schedule 1A hereto.

(b)   Each New Incremental Lender hereby agrees, effective as of the Effective Date, (i) to become a party to the Credit Agreement with the result that such New Incremental Lender shall have the rights and obligations of a Lender thereunder with the same force and effect as if originally named therein as a Lender therein and (ii) to extend an Incremental Revolving Commitment in the amount set forth opposite its name on Schedule 1A hereto.

SECTION 2.   Representations and Warranties, Agreements of Incremental Lenders, etc.   Each Incremental Lender that is already a Lender under the Credit Agreement represents and warrants that it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement.  Each New Incremental Lender (a) represents and warrants that it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to become a Lender under the Credit Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement independently and without reliance upon the Administrative Agent or any Lender; (c) confirms that it will independently and without reliance upon the Administrative Agent or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (d) agrees that it will perform, in accordance with the terms of the Credit Agreement, all the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (e) authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Credit Agreement, together with such actions and powers as are reasonably incidental thereto.

SECTION 3.   Effectiveness.   (a) This Agreement shall become effective as of November 28, 2006, or such later date as shall be agreed upon by the Borrower and the Administrative Agent and set forth in a notice delivered to the Incremental Lenders (the “Effective Date”), subject to (i) the Administrative Agent’s receipt of counterparts of this Agreement duly executed on behalf of each Incremental Lender and the Borrower; (ii) the Administrative Agent’s receipt of a duly completed Administrative Questionnaire from each Incremental Lender; and (iii) the satisfaction, on and as of the Effective Date, of the conditions set forth in Section 2.04(c) of the Credit Agreement.

(b)   Upon the effectiveness of this Agreement, the Administrative Agent shall give prompt notice thereof to the Incremental Lenders.

SECTION 4.   Foreign Lenders.   If any New Incremental Lender is organized under the laws of a jurisdiction outside the United States, it will provide the forms specified in Section 2.17(e) of the Credit Agreement at the times specified therein, duly completed and executed by such Incremental Lender.

SECTION 5.   Counterparts.   This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

SECTION 6.   Governing Law.   THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SECTION 7.   Notices.   All notices and other communications hereunder shall be in writing and given as provided in Section 9.01 of the Credit Agreement.  All communications and notices hereunder to an Incremental Lender shall be given to it at the address set forth under its signature hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date and year first above written.

HEARST-ARGYLE TELEVISION, INC.,
By:	/s/ HARRY T. HAWKS
Name:	Harry T. Hawks
Title:	Executive Vice President and
Chief Financial Officer
JPMORGAN CHASE BANK, N.A., as Administrative Agent,
By:	/s/ Peter B. Thauer
Name:	Peter B. Thauer
Title:	Vice President

Incremental Lender	Incremental Commitment
JPMorgan Chase Bank, N.A.	$32,500,000
Bank of America, N.A	$32,500,000
BMO Capital Markets Financing, Inc.	$30,000,000
BNP Paribas	$30,000,000
The Royal Bank of Scotland, plc	$30,000,000
Calyon Corporate and Investment Bank, Crédit Agricole Group	$20,000,000
Mizuho Corporate Bank, Ltd.	$20,000,000
Wells Fargo, U.S. Corporate Banking	$20,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch	$20,000,000
The Bank of New York	$15,000,000